Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
April 25, 2007	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FULL FISCAL YEAR 2007

Strategic Position Expected to Benefit UAP Holding in Fiscal 2008

Highlights:

•	Net sales increased 4.6 percent to $2,854 million for fiscal 2007 compared to fiscal 2006.

•	Net income was $33.5 million or $0.64 per diluted share for fiscal 2007.

•	Ongoing net income(1) was $64.2 million or $1.22 per diluted share for fiscal 2007.

•	During fiscal 2007, the company completed eleven acquisitions with projected annual sales of approximately $300 million.

•	Company provides an earnings guidance range for fiscal 2008 of $1.50 to $1.75 per diluted share.

•	Dividend is increased by 20 percent to $0.90 per share payable at a quarterly rate of $0.225 per share.

GREELEY, Colo. – April 25, 2007 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the fourth quarter and full year of fiscal 2007 that ended on February 25, 2007.

“We are excited about fiscal 2008. While last year was a challenging one, we still executed our business plan, which resulted in UAP closing on strategic acquisitions in key geographic areas, and positioning ourselves for the future,” said L. Kenny Cordell, UAP Holding Corp.’s chairman, president, and chief executive officer. “Last year we set the foundation for our growth. With our team and strategic position, I believe UAP is positioned to have a great year.”

Net sales for fiscal 2007 increased to $2,854 million from $2,728 million in fiscal year 2006:

•

Chemical revenue increased 1.1 percent to $1,651 million from $1,634 million in fiscal 2006. Acquisitions accounted for a net sales increase of approximately $111 million compared to last year. Fungicide sales were lower due to decreased demand for products that control Asian Soybean Rust. Sales of herbicides increased due to acquisitions and a sales volume increase in glyphosate herbicides, which was due to the continued adoption of seed varieties with Roundup Ready technology traits.

•

Fertilizer revenue increased 3.8 percent to $708 million from $682 million in fiscal 2006. The increase was due to higher per ton selling prices on slightly higher volumes compared to the previous year.

•

Seed revenue increased 17.6 percent to $411 million from $349 million in fiscal 2006. The increase was due to volume growth in corn, cotton, and soybeans and higher selling prices in corn and cotton due to enhanced trait offerings.

Revenue Breakout

Net Sales (millions)	Q4 FY 2007	Q4 FY 2006	% Chg	Fiscal FY 2007	Fiscal FY 2006	% Chg
Chemical	$152.4	$159.6	(4.5%)	$1,651.4	$1,633.9	1.1%
Fertilizer	100.8	86.0	17.2	707.8	682.1	3.8
Seed	48.2	35.4	36.2	410.8	349.3	17.6
Other	11.2	9.3	20.4	84.1	62.5	34.6

Total	$312.6	$290.3	7.7%	$2,854.1	$2,727.8	4.6%

Gross profit for fiscal 2007 decreased to $384 million from $390 million for fiscal 2006. The decrease in gross profit was primarily due to lower gross profit per ton on fertilizer sales despite slightly higher volumes. Lower gross profit on supplier branded seed, due to competitive pressure, was partially offset by increased gross profit on application and contract services compared to last year. Gross profit on chemicals increased due to acquisitions; however, supply chain costs associated with these acquisitions also increased.

Selling, general and administrative expenses decreased nearly 1.0 percent to $271 million in fiscal 2007 from $273 million in fiscal 2006. The decrease was due to lower management incentive expenses commensurate with company performance against its metrics, and lower insurance costs. These were partially offset by additional expenses incurred as a result of our recent acquisition activity, as well as higher fuel costs and lower recoveries of previously written-off accounts.

Finance related and other charges were $48.3 million in fiscal 2007, principally from the refinancing of our long-term debt in June 2006.

Net income for fiscal 2007 was $33.5 million or $0.64 per diluted share. When adjusted for charges related to the refinancing and other items, ongoing net income(1) was $64.2 million or $1.22 per diluted share for fiscal 2007 compared to net income of $67.4 million or $1.29 per diluted share for fiscal 2006. The dilutive effect from acquisitions completed during the off season of fiscal 2007 was approximately $0.04 per diluted share.

For the fourth quarter of fiscal 2007, sales increased by 7.7 percent to $312.6 million from $290.3 million for fiscal 2006, driven primarily by increases in seed and fertilizer. Gross profit decreased to $49.8 million from $60.5 million, due to vendor rebate timing which contributed $20.2 million to the decrease. These rebates were recognized earlier in the year as previously detailed. Gross profit was positively impacted by increased margin in chemicals and better volumes and profit per ton on fertilizer. The net loss for the fourth quarter of fiscal 2007 was $7.4 million or $0.15 per share.

As of the end of fiscal 2007, average trade working capital(2) increased to $428 million on a trailing 12-month average basis. Average trade working capital as a percentage of sales rose to 15.0% for fiscal 2007 from 11.9% for fiscal 2006.

“UAP’s financial strength allowed us to make the necessary steps to continue on our strategy,” said David W. Bullock, UAP Holding Corp.’s executive vice president and chief financial officer. “In fiscal 2008 we expect additional discipline to balance sheet metrics, and continued focus on margin enhancement.”

Quarterly Dividend Increased

The company announced a 20 percent increase in the quarterly dividend to $0.225 per share from $0.1875 per share.

Fiscal 2008 Earnings Per Share Guidance

Management currently expects the company will report earnings in the range of $1.50 to $1.75 per diluted share for fiscal 2008.

Conference call information

The company will hold a conference call to discuss fiscal 2007 fourth quarter and full year results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Relations.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 800-706-7741 (domestic) or 617-614-3471 (international) and entering passcode 84228191.

Following the live conference call, a replay will be available one hour after the call. The replay also will be available on the company’s website or by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 52976625. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural inputs and professional non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs. United Agri Products operates a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada. Additional information can be found on the company’s website, www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business including the fiscal 2008 earnings per share guidance, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its senior secured credit facility, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, its ability to build upon its distribution network through ongoing acquisitions, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006, and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow-

UAP HOLDING CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share amounts)

(unaudited)

	February 25, 2007	February 26, 2006
ASSETS
Current assets:
Cash and cash equivalents	$19,506	$79,168
Receivables, less allowance for doubtful accounts of $15,735 and $12,770	338,229	288,879
Inventories	883,033	730,771
Deferred income taxes	28,046	21,168
Vendor prepay	64,700	69,841
Other current assets	8,547	16,123

Total current assets	1,342,061	1,205,950
Property, plant and equipment	145,455	114,991
Less accumulated depreciation	(35,234)	(24,676)

Property, plant and equipment, net	110,221	90,315
Goodwill	45,138	27,167
Intangible assets, net	50,076	26,121
Deferred income taxes	4,448	9,951
Debt issue costs, net	5,445	17,155
Investment in unconsolidated affiliates	121	4,166
Other assets	1,676	1,085

Total assets	$1,559,186	$1,381,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$184,739	$—
Accounts payable	926,632	819,071
Other accrued liabilities	78,451	73,962
Deferred income taxes	2,200	1,433

Total current liabilities	1,192,022	894,466
Long-term debt	172,390	306,339
Other non-current liabilities	6,567	1,890
Deferred income taxes	17,953	19,476
Commitments and contingencies (note 13)
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 51,194,620 and 50,814,430 issued and outstanding, respectively	51	51
Management stock—rabbi trust	—	3,956
Additional paid-in capital	138,569	117,392
Retained earnings	27,801	32,606
Accumulated other comprehensive income	3,833	5,734

Stockholders’ equity	170,254	159,739

Total liabilities and stockholders’ equity	$1,559,186	$1,381,910

UAP HOLDING CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except share and earnings per share amounts)

(unaudited)

	Thirteen Weeks Ended February 25, 2007	Thirteen Weeks Ended February 26, 2006	Fiscal Year Ended February 25, 2007	Fiscal Year Ended February 26, 2006
Net sales	$312,566	$290,331	$2,854,108	$2,727,789
Costs and expenses:
Cost of goods sold	262,722	229,819	2,469,648	2,337,710

Gross profit	49,844	60,512	384,460	390,079
Selling, general and administrative expenses	61,004	56,661	270,958	273,023
(Gain) loss on sale of assets	166	225	211	(1,307)
Restructuring Costs	(10)	146	419	1,606
Royalties, service charges and other (income) and expenses	(9,123)	(8,688)	(29,069)	(29,427)

Operating income (loss)	(2,193)	12,168	141,941	146,184
Interest expense	9,137	9,161	37,768	37,340
Finance related and other charges	98	330	48,270	330

Income (loss) before income taxes	(11,428)	2,677	55,903	108,514
Income tax expense (benefit)	(4,015)	(353)	22,449	42,137

Net income (loss)	$(7,413)	$3,030	$33,454	$66,377

Earnings per share:
Basic	$(0.15)	$0.06	$0.66	$1.31
Diluted	$(0.15)	$0.06	$0.64	$1.27
Cash dividends declared per share of common stock:	$0.1875	$0.1875	$0.75	$0.6375
Weighted average shares outstanding:
Basic	51,091,698	50,629,432	50,972,368	50,494,690
Diluted	51,091,698	52,332,327	52,469,497	52,252,512

UAP HOLDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Fiscal Year Ended February 25, 2007	Fiscal Year Ended February 26, 2006
Operations
Net Income	$33,454	$66,377
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	11,711	11,043
Amortization of intangibles	3,033	1,367
Amortization of debt issuance costs	2,002	4,400
Write-off of debt issuance costs	15,957	—
Premium paid to tender notes payable	31,714	—
Accretion of discount on notes	—	10,391
(Gain) loss on sales of fixed assets	211	(1,307)
Equity in (earnings) loss of unconsolidated affiliates	389	(95)
Stock compensation	3,586	792
Deferred taxes	(1,193)	(2,207)
Change in operating assets and liabilities:
Receivables	(25,149)	(53,070)
Inventories	(96,029)	(36,473)
Vendor prepay	6,428	79,169
Other current and noncurrent assets	443	382
Accounts payable, accrued liabilities and noncurrent liabilities	49,521	(18,692)

Net cash provided by (used for) operations	36,078	62,077
Investing
Acquisition payment to ConAgra Foods, Inc.	—	—
Additions to property, plant and equipment	(23,026)	(16,246)
Addition of other long-lived assets	(2,076)	—
Proceeds from sales of assets	9,402	2,354
Acquisition of businesses	(82,125)	(1,350)

Net cash used for investing	(97,825)	(15,242)
Financing
Checks not yet presented	14,160	5,999
Net borrowings (payments) on revolving line of credit	182,989	(55)
Debt issuance costs	(6,374)	(1,297)
Long-term debt issued,	175,000	—
Long-term debt redemption and payments	(338,913)	—
Excess income tax benefits from stock based compensation arrangements	12,791	—
Series A preferred stock redemption	—	—
Proceeds from sales of common stock offering, net of costs	—
Proceeds from common stock options exercised	844	1,009
Dividends paid	(38,188)	(22,708)

Net cash provided by (used for) financing	2,309	(17,052)

Net change in cash and cash equivalents	(59,438)	29,783
Net effect of exchange rates on cash and cash equivalents	(224)	1,181

Net change in cash and cash equivalents	(59,662)	30,964
Cash and cash equivalents at beginning of period	79,168	48,204

Cash and cash equivalents at end of period	$19,506	$79,168

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$36,904	$24,825
Cash paid for prior years’ accreted discount on notes payable	$20,968	$—
Cash paid during the year for income taxes	$12,918	$41,178
Dividends declared but not yet paid	$9,599	$9,528

Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

(1)The following table reconciles the differences between net income as determined under United States of America generally accepted accounting principles (GAAP) and ongoing net income and earnings per share:

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(1) Ongoing Net Income Reconciliation	Fiscal Year Ended February 25, 2007	Fiscal Year Ended February 26, 2006
Net income	$33,454	$66,377

Adjustments, net of tax:
Restructuring charges	259	797
Secondary common stock offering	258	201
Refinance charges (a)	30,184	—

Sub-total Adjustments, net of tax	30,701	998

Ongoing income from continuing operations	$64,155	$67,375

Reported EPS:
Basic	0.66	1.31
Diluted	0.64	1.27

Ongoing Earnings Per Share
Ongoing Basic	1.26	1.33
Ongoing Diluted	1.22	1.29

Weighted Average Shares Outstanding
Basic	50,972,368	50,494,690
Diluted	52,469,497	52,252,512

(a)	Includes impact of federal income tax deduction limits on debt retirement costs.

(1) Ongoing Net Income Reconciliation	Thirteen Weeks Ended February 25, 2007	Thirteen Weeks Ended February 26, 2006
Net income/(loss)	$(7,413)	$3,030

Adjustments, net of tax:
Restructuring charges	(6)	196
Secondary common stock offering	9	201
Refinance charges (a)	52	—

Sub-total Adjustments, net of tax	55	397

Ongoing income/(loss) from continuing operations	$(7,358)	$3,427

Reported EPS:
Basic	(0.15)	0.06
Diluted	(0.15)	0.06

Ongoing Earnings (Loss) Per Share
Ongoing Basic	(0.14)	0.07
Ongoing Diluted	(0.14)	0.07

Weighted Average Shares Outstanding
Basic	51,091,698	50,629,432
Diluted	52,588,218	52,332,327

(a)	Includes impact of federal income tax deduction limits on debt retirement costs.

(2) The following tables reconcile the difference between working capital, as determined under GAAP, trade working capital, and average trade working capital.

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(2) Working Capital Reconciliation to Trade Working Capital	Fiscal Year ended February 25, 2007	Fiscal Year ended February 26, 2006
Working capital	$150,039	$311,484

Adjustments:
Subtract cash and cash equivalents, and marketable securities	19,506	79,168
Add back short-term debt	184,739	—

Trade working capital	$315,272	$232,316

Trade working capital detail:
Receivables, less allowance for doubtful accounts	$338,229	$288,879
Inventories	883,033	730,771
Deferred income taxes	28,046	21,168
Vendor prepay	64,700	69,841
Other current assets	8,547	16,123

Subtotal	1,322,555	1,126,782

Accounts payable	926,632	819,071
Other accrued liabilities	78,451	73,962
Income taxes payable	—	—
Deferred income taxes	2,200	1,433

Subtotal	1,007,283	894,466

Trade working capital	$315,272	$232,316

(2) Average Trade Working Capital (a)	Fiscal Year ended February 25, 2007	Fiscal Year ended February 26, 2006
Accounts receivable, net	$753,178	$643,088
Inventories	689,178	615,050
Prepaid expense (b)	55,005	87,642

Sub-total	1,497,361	1,345,780

Advances on sales	110,242	112,379
Trade payables	868,981	786,023

Sub-total accounts payable	979,223	898,402
Accrued expenses (c)	90,337	123,260

Sub-total	1,069,560	1,021,662
Average trade working capital	$427,801	$324,118

Change in twelve month average trade working capital	$103,683

(a)	Trailing 12 month average for each period.
(b)	Includes deferred income taxes and other current assets
(c)	Includes other accrued liabilities, income taxes payable and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital. We believe that ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes, and in determining performance-based compensation.

The presentation of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400